Exhibit 10.4
BUNGE 2024 LONG-TERM INCENTIVE PLAN
EXECUTIVE INTEGRATION INCENTIVE PERFORMANCE UNIT AGREEMENT
###PARTICIPANT_NAME### ###GRANT_NAME###
1.General. Unless otherwise defined herein, the terms defined in the Bunge 2024 Long-Term Incentive Plan (the “Plan”) shall have the same defined meanings in this Global Performance Unit Agreement; any terms and conditions applicable to the country included in the Country-Specific Appendix (if any) attached hereto as Exhibit A; and the performance vesting terms specified in Exhibit B (the “Appendix”) (collectively, this “Agreement”). The Plan, which is incorporated by reference, and this Agreement constitute the entire understanding and agreement between you and Bunge Global SA (the “Company”) regarding the Performance Units specified in your account.
2.Grant of Performance Units. Subject to the terms and conditions of the Plan and this Agreement, effective as of the date specified in your account (the “Date of Grant”), the Company grants you the number of Performance Units specified in your account. Each Performance Unit is equivalent to one Share for purposes of determining the number of Shares subject to the Performance Unit.
3.Vesting of Performance Units. Subject to the terms and conditions of the Plan and this Agreement, the Performance Units and related accrued Dividend Equivalents shall vest on the third anniversary of the Date of Grant in accordance with the vesting terms specified in Exhibit B (the “Vesting Date”), provided that you remain continuously employed by the Company or a Subsidiary on the Vesting Date. For the avoidance of doubt, unless otherwise provided in Section 6 below, continuous employment during only a period prior to a Vesting Date (but where employment has terminated prior to the Vesting Date) does not entitle you to vest in a pro-rata portion of the Performance Units on such date.
4.Form and Timing of Payment. Subject to the terms and conditions of the Plan and this Agreement, each vested Performance Unit, plus related Dividend Equivalents, will be paid as soon as practical after the Vesting Date, but in no event later than sixty (60) days following the Vesting Date; provided, however, that you will not be permitted, directly or indirectly, to designate the taxable year of the distribution.
5.Dividend Equivalents. If shareholders approve a cash dividend on the Shares, you will be entitled to a Dividend Equivalent, to be credited to your account on the dividend payment date established by the Company, equal to the cash dividends payable on the same number of Shares as the target number of Performance Units credited to your account on the dividend record date established by the Company. Any Dividend Equivalent will be in the form of additional whole Performance Units, will be subject to the same terms and Vesting Date as the corresponding Performance Units (including attainment of the vesting terms specified in Exhibit B), and will be paid at the same time and in the same manner as the corresponding Performance Units. The number of additional Performance Units credited to your account on the dividend payment date (rounded down to the nearest whole Performance Unit) will be determined by (x) multiplying the target number of Performance Units as of the dividend record date (plus any unvested Performance Units previously credited to your account as a by the Fair Market Value per Share on the dividend payment date. Dividend Equivalents will vest at the same time as their corresponding Performance Units and convert into the right to receive Shares only to the extent the underlying Performance Units vest and become payable.

Exhibit 10.4
6.Effect of Termination of Employment.
6.1Termination of Employment for Cause; Resignation for any Reason; Breach of Restrictive Covenant. If your employment with the Company or a Subsidiary is terminated for Cause, you resign your employment with the Company or a Subsidiary for any reason, or you breach any of the provisions set forth in Section 8 of this Agreement, any unvested Performance Units (and related Dividend Equivalents), or vested Performance Units (and related Dividend Equivalents) that have not yet been settled, will immediately be cancelled and forfeited without payment.
6.2Termination of Employment without Cause, on Account of Disability or Death, or on Account of Retirement as Approved by the Committee. If your employment with the Company or a Subsidiary is terminated without Cause, on account of Death or Disability, or on account of Retirement (for the purposes of this Agreement, defined as your termination of employment after attaining (i) age 65 or (ii) age 55 with ten (10) years of completed service with the Company or a Subsidiary) with approval of the Committee, any unvested Performance Units (and related Dividend Equivalents) will vest on a pro rata basis based on the attainment of the performance measures specified in Exhibit B and payment (if any) will be made in accordance with Section 4. The pro rata calculation will be determined by multiplying (x) the number of Shares subject to the Performance Units that become eligible to vest based on the attainment of the performance measures specified in Exhibit B, by (y) a fraction, with a numerator equal to the number of days from the Date of Grant through the date of your termination of employment, and a denominator equal to the number of days from the Date of Grant through the Vesting Date.
6.3Termination of Employment without Cause following a Change of Control. Unless specifically prohibited by the Plan or unless the Committee provides otherwise prior to a Change of Control, upon the occurrence of a Change of Control and a termination of your employment with the Company or a Subsidiary without Cause on or before the second anniversary of the occurrence of a Change of Control, any unvested Performance Units (and related Dividend Equivalents) shall vest and be payable in accordance with Section 10(b) of the Plan. For the avoidance of doubt, the Company’s business combination with Viterra Inc. shall not be deemed a Change of Control for purposes of the Performance Units and any Dividend Equivalents granted pursuant to this Agreement.
6.4Specified Employees. For United States (“U.S.”) taxpayers, notwithstanding anything herein to the contrary, if you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), as determined under the Company’s established methodology for determining specified employees, at the time of your separation from service, any payment hereunder that provides for a “deferral of compensation” within the meaning of Section 409A shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following your separation from service; provided, however, that a payment delayed pursuant to this Section 6.4 shall commence earlier in the event of your death prior to the end of the six- month period.
7.Tax Withholding.
7.1You acknowledge and agree that Company may refuse to issue or deliver Shares or the proceeds of the sale of Shares to you until satisfactory arrangements (as determined by the Company) have been made for the payment of income, employment, social insurance,

Exhibit 10.4
payroll tax, fringe benefit tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable or deemed applicable to you (“Tax-Related Items”), including, without limitation, in connection with the grant, vesting and settlement of the Performance Units, the subsequent sale of Shares acquired upon settlement of the Performance Units and the receipt of any Dividend Equivalents that the Company determines must be withheld. If you are a non-U.S. employee, the method of payment of Tax-Related Items may be restricted by the Appendix.
7.2The Company has the right (but not the obligation) to satisfy any Tax-Related Items by
(i) withholding from proceeds of the sale of Shares acquired upon the settlement of the Performance Units through a sale arranged by the Company (on your behalf pursuant to this authorization without further consent), (ii) requiring you to pay cash, (iii) withholding from any wages or other cash compensation payable to you by the Company or your employer (the “Employer”), and/or (iv) reducing the number of Shares otherwise deliverable to you. The Company will have discretion to determine the method of satisfying Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the aforementioned withholding methods. The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates in your jurisdiction(s), in which case you may receive a refund of any over-withheld amount in cash with no entitlement to the equivalent in Shares or if not refunded, you may seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Performance Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
7.3If you are subject to taxation in more than one jurisdiction, you acknowledge that the Company and/or, if different, your current or former Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
7.4Regardless of any action of the Company or the Employer, you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. You further acknowledge that the Company and the Employer (x) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Units; and (y) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Units to reduce or eliminate your liability for Tax- Related Items or achieve any particular tax result.
8.Restrictive Covenants.
8.1Confidentiality. You acknowledge and agree with the Company that you shall not at any time, except in the performance of your obligations to the Company or with the prior written consent of the Company, directly or indirectly, reveal to any person, entity or other organization (other than the Company, its parent companies and subsidiaries (individually

Exhibit 10.4
and as a group, the “Bunge Group”) or use for your own benefit any information deemed to be confidential by any member of the Bunge Group (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business or affairs of any member of the Bunge Group, including, without limitation, any information concerning past, present or prospective customers, manufacturing processes, marketing data, financial or commercial information, business plans or other Confidential Information used by, or useful to, any member of the Bunge Group and known to you by reason of your employment by, shareholdings in or other association with any member of the Bunge Group. You further agree that you shall retain all copies and extracts of any written Confidential Information acquired or developed by you during any such employment, shareholding or association in trust for the sole benefit of the Bunge Group and its successors and assigns. You further agree that you shall not, without the prior written consent of the Company, remove or take from the Bunge Group’s premises (or, if previously removed or taken, you shall, at the Company’s request, promptly return) any written Confidential Information or any copies or extracts thereof. Upon the request and at the expense of the Company, you shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Bunge Group, fully and completely, all rights created or contemplated by this Section 8.1. The term “Confidential Information” shall not include information that is or becomes generally available to the public other than as a result of a disclosure by you, or at your direction.
8.2No Competing Employment. You agree with the Company that, for so long as you are employed by the Bunge Group and continuing until the last day of the twelfth month following your termination of employment for any reason (such period to be referred to as the “Restricted Period”), you shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, engage in a business competitive to that of the Bunge Group; provided, however, that nothing herein shall limit your right to own not more than 5% of any of the debt or equity securities of any business organization that is then filing reports with the U.S. Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Restricted Period shall be extended by the length of any period during which you are in breach of any of the terms of this Section 8.
8.3Restrictions on Solicitation. During the Restricted Period, you agree with the Company that you shall not in any way, directly or indirectly (except in the course of your employment with the Company), (x) call upon, solicit, advise or otherwise do, or attempt to do, business with any person who is, or was, during the then most recent 12-month period, a customer of any member of the Bunge Group (or any other entity that you know is a potential customer with respect to specific products of the Bunge Group and with which you have had contact during the period of your employment with the Bunge Group), for purposes of competing with the Bunge Group, (y) take away or interfere or attempt to take away or interfere with any custom, trade or business of any member of the Bunge Group, or (z) interfere with or attempt to interfere with any person who is, or was during the then most recent 12-month period, an employee, officer, representative or agent of any member of the Bunge Group, or hire, solicit, induce or attempt to solicit or induce any of them to terminate their service with any member of the Bunge Group or violate the terms of their contracts or any employment arrangements, with any member of the Bunge

Exhibit 10.4
Group. The Restricted Period shall be extended by the length of any period during which you are in breach of any of the terms of this Section 8.
8.4Application of Covenants. The activities described in this Section 8 shall be prohibited regardless of whether undertaken by you in an individual or representative capacity, and regardless of whether performed for your own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company).
8.5Remedies for Breach. Without limiting the remedies available to the Company, you acknowledge that a breach of any of the covenants contained in this Section 8 may result in irreparable injury to the Company for which there is no adequate remedy at law, that it shall not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company may, in addition to pursuing any other remedies it may have in law or in equity, (i) cancel the unvested portion of the Performance Unit as of the date of such breach or threat thereof; (ii) require you to pay to the Company, in cash, the gross amount already realized from the vesting of the Performance Unit during the 12 month period prior to such breach or threat thereof to the extent permitted by law, regulation or listing requirement, or by any Company policy; (iii) cease making any payments with respect to the Performance Unit that are otherwise required under this Agreement; and (iv) if the breach or threat thereof occurred after the Performance Unit has been deferred to the Company Employee Deferred Compensation Plan and prior to the deferred payment date, forfeit the deferred portion of the Performance Unit and this Award shall be deemed terminated as of the date on which the breach or threat thereof occurred. By accepting this Performance Unit, you consent to and authorize the Company to deduct from any amounts payable by the Company to you, any amount you owe to the Company under this Section 8.5. The Company shall also be entitled to seek a temporary restraining order or a preliminary or permanent injunction restraining you from engaging in activities prohibited by this Section 8 or such other relief as may be required to specifically enforce any of the covenants in this Section 8.
9.Acknowledgements and Agreements. You agree, accept and acknowledge the following:
(a)THE PERFORMANCE UNITS AND THIS AGREEMENT DO NOT CREATE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT FOR ANY PERIOD, AND WILL NOT INTERFERE IN ANY WAY WITH YOUR RIGHT OR THE RIGHT OF THE COMPANY OR THE EMPLOYER TO TERMINATE YOUR EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.
(b)The delivery of the Plan, this Agreement, the Plan’s prospectus and any reports of the Company provided generally to the Company’s shareholders, may be made by electronic delivery. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company. By electronically accepting this Agreement, you agree to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.”
(c)All decisions or interpretations of the Committee or the Company regarding the Plan, this Agreement and the Performance Units shall be binding, conclusive and final on you and all other interested persons.

Exhibit 10.4
(d)The Plan is established voluntarily by the Company, it is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.
(e)The grant of Performance Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Units, or benefits in lieu of Performance Units, even if Performance Units have been granted in the past.
(f)The Plan is operated and the RSUs are granted solely by the Company and only the Company is a party to this Agreement; accordingly, any rights you may have under this Agreement may be raised only against the Company but not any Subsidiary of the Company (including, but not limited to, the Employer).
(g)    No Subsidiary of the Company (including, but not limited to, the Employer) has any obligation to make any payment of any kind to you under this Agreement.
(h)All decisions regarding future Awards, if any, will be at the discretion of the Company.
(i)You are voluntarily participating in the Plan.
(j)The Performance Units and any underlying Shares, and the income from and value of same, are not intended to replace any pension rights or compensation.
(k)The Performance Units and any underlying Shares, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long- service awards, pension or retirement or welfare benefits or similar payments.
(l)Unless otherwise agreed with the Company, the Performance Units and any underlying Shares, and the income from and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a Subsidiary.
(m)The future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty.
(n)For purposes of the Performance Units, your employment will be considered terminated as of the date you cease to actively provide services to the Company, the Employer or any member of the Bunge Group (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any). The Committee shall have the exclusive discretion to determine when you are no longer actively providing services for the purpose of your Performance Unit grant (including whether you may still be considered to be providing services while on a leave of absence).
(o)Unless otherwise expressly provided in this Agreement or determined by the Company, any right to vest in the Performance Units will terminate as of the date described in the previous paragraph and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period, period of pay in lieu of such notice, or any period of “garden leave” or similar period mandated under applicable law).

Exhibit 10.4
(p)No claim or entitlement to compensation or damages shall arise from (i) forfeiture of the Performance Units resulting from termination of your employment or from any diminution in value of the Performance Units or Shares acquired upon settlement of the Performance Units for any reason) and/or (ii) forfeiture of the Performance Units or recoupment of any Shares, cash or other benefits acquired pursuant to the Performance Units resulting from the application of any recoupment or clawback policy of the Company, as it may be amended from time to time (whether such policy is adopted on or after the date of this Agreement) or any recoupment otherwise required by applicable laws, regulations or stock exchange listing standards.
(q)Neither the Company, the Employer, or any member of the Bunge Group will be liable for any foreign exchange rate fluctuation between your local currency and the U.S. Dollar that may affect the value of the Performance Units or of any amounts due to you pursuant to the settlement of the Performance Units or the subsequent sale of any Shares acquired upon settlement.
10.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You should consult your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
11.Compensation Recovery Policy. As an additional condition of receiving this award of Performance Units, you agree that the Performance Units, whether vested or unvested, and/or the Shares, cash or other benefits acquired pursuant to the Performance Units (and any proceeds therefrom) may be subject to recoupment to the extent required (i) under the Company’s clawback policies in effect as of the date of this Agreement, or to the extent adopted following the date of this Agreement any similar policy applicable to circumstances where you engage in misconduct, fraud, a violation of law or other similar circumstances, and, in each case, as they may be amended from time to time, or (ii) under applicable laws, regulations or stock exchange listing standards (collectively, the “Compensation Recovery Policy”). In order to satisfy any recoupment obligation arising under the Compensation Recovery Policy, among other things, you expressly and explicitly authorize the Company to issue instructions, on your behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold any Shares or other amounts acquired pursuant to the Performance Units to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company upon the Company’s enforcement of the Compensation Recovery Policy. No recovery of compensation as described in this section will be an event giving rise to your right to resign for “good reason” or “constructive termination” (or similar term) under any plan of, or agreement with, the Company, any Subsidiary and/or the Employer.
12.Section 409A Compliance. This Section 12 may not apply if you are not a U.S. taxpayer. The Performance Units are intended to comply with Section 409A or an exemption thereunder, and, accordingly, to the maximum extent permitted, the Performance Units and this Agreement shall be interpreted and administered in compliance therewith. Notwithstanding any other provision of this Agreement, payments provided pursuant to this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments pursuant to this Agreement that may be excluded from Section 409A as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. To the extent that any provision of this Agreement would cause a conflict with the requirements of Section 409A or would cause the administration of the Performance Units to fail to satisfy Section 409A, such provision shall be

Exhibit 10.4
deemed null and void to the extent permitted by applicable law. Nothing herein shall be construed as a guarantee of any particular tax treatment. The Company makes no representation that this Agreement or the Performance Units comply with Section 409A and in no event shall the Company be liable for the payment of any taxes and penalties that you may incur under Section 409A.
13.Rights as Shareholder. Neither you nor any person claiming under or through you will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable hereunder unless and until Shares have been issued and recorded on the records of the Company or its transfer agents or registrars.
14.Appendix. If applicable, the Performance Units are subject to any additional terms and conditions for the country set forth in the Appendix. If you relocate to another country, the terms and conditions for that country (if any) will apply to you to the extent the Company determines that applying such terms and conditions are necessary or advisable for legal or administrative reasons.
15.Language. You acknowledge that you are proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.
16.Notices. Any notice to be given under this Agreement to the Company will be addressed to: Bunge Global SA, route de Florissant 13, 1206 Genèva, Switzerland with a copy to 1391 Timberlake Manor Parkway, Chesterfield, MO 63017, U.S.A., Attention: Chief Human Resources Officer. Any notice to be given under this Agreement to you will be provided to the physical or electronic mail address maintained in the Company’s records; or in either case, at such other address as the Company or you, as the case may be, may hereafter designate in writing.
17.Governing Law; Venue. To the extent not preempted by federal law, the Performance Units and this Agreement will be governed by and construed in accordance with the laws of the State of Missouri, without regard to its conflicts of law provisions. The parties agree that any legal action, suit or proceeding arising from or related to this Agreement shall be instituted exclusively in the state courts of Missouri located in Greene County or in the federal courts for the United States for the Western District of Missouri and no other courts. The parties consent to the personal jurisdiction of such courts over them, waive all objections to the contrary, and waive any and all objections to the exclusive location of legal proceedings in Greene County or in the federal courts for the United States for the Western District of Missouri.
18.Performance Units Not Transferable. The Performance Units and the rights and privileges conferred by the Performance Units may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the laws of descent or distribution. The terms of the Plan and this Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.
19.Additional Conditions to Issuance of Stock. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any foreign, state, federal law, or the consent or approval of any governmental regulatory

Exhibit 10.4
authority is necessary or desirable as a condition to the issuance of Shares to you (or your estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company.
20.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Performance Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
21.Insider-Trading/Market-Abuse Laws. You may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the Shares are listed and in applicable jurisdictions, including Switzerland, your country and the designated broker’s country, which may affect your ability to accept, acquire, sell or otherwise dispose of the Shares, rights to the Shares (i.e., Performance Units) or rights linked to the value of the Shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge you are responsible for complying with any applicable restrictions and are encouraged to speak to your personal legal advisor for further details regarding any applicable insider-trading and/or market-abuse laws in your country.
22.Foreign Asset/Account Reporting Requirements; Exchange Controls. You may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends, Dividend Equivalents and the proceeds arising from the sale of Shares) derived from your participation in the Plan to and/or from a brokerage/bank account or legal entity located outside your country of residence. The applicable laws of your country may require that you report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations and are encouraged to consult your personal legal advisor for any details.
23.Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
24.Modifications to this Agreement. Amendments or modifications to this Agreement that adversely affect the Performance Units in any material way may only be made with your written consent. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company

Exhibit 10.4
reserves the right to revise this Agreement as it deems necessary or advisable, in its discretion and without your consent, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to the Performance Units, or to comply with other applicable laws, including the Swiss Code of Obligations.
25.Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of this Agreement.
26.Data Privacy. The collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Performance Unit award materials will be in accordance with your Employer’s data protection notice (the “Employer Data Protection Notice”), where applicable. Such personal data may be collected, used and transferred by and among, as applicable, the Company, the Employer, any member of the Bunge Group and any third parties assisting (presently or in the future) with the implementation, administration and management of the Plan, such as Morgan Stanley, or its successor, for the exclusive purpose of implementing, administering and managing your participation in the Plan. Where required under applicable law, personal data also may be disclosed to certain securities or other regulatory authorities where the Company’s Shares are listed or traded or regulatory filings are made, or to certain tax authorities for compliance with the Company’s, the Employer’s and/or your tax obligations.

Exhibit 10.4
EXHIBIT A
TERMS AND CONDITIONS
This Appendix, which is part of the Agreement, includes additional or different terms and conditions that govern the Performance Units and that will apply to you if you are in one of the countries listed below. Unless otherwise defined herein, capitalized terms set forth in this Appendix shall have the meanings ascribed to them in the Plan or the Global Performance Unit Agreement, as applicable.
If you are a citizen or resident of a country other than the one in which you are currently working and/or residing, are considered a resident of another country for local law purposes or transfer residency and/or employment between countries after the Date of Grant, the Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply to you under these circumstances.
NOTIFICATIONS
This Appendix also includes information regarding securities, exchange control and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2026. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because such information may be outdated when you vest in this Award and/or sell any Shares acquired at vesting.
In addition, the information contained herein is general in nature and may not apply to your particular situation. As a result, the Company is not in a position to assure you of any particular result. You, therefore, are encouraged to seek appropriate professional advice as to how the relevant laws in your country may apply to your particular situation.
Finally, if you are a citizen or resident of a country other than that in which you are currently working and/or residing, are considered a resident of another country for local law purposes or transfer residency and/or employment between countries after the Date of Grant, the information contained herein may not apply in the same manner to you.

Exhibit 10.4
BRAZIL
Terms and Conditions
Nature of Grant. The following provision supplements Section 9 of this Agreement:
In accepting the Performance Units, you acknowledge, understand and agree that (i) you are making an investment decision, and (ii) the value of the underlying Shares is not fixed and may increase or decrease without compensation to you.
Compliance with Law. In accepting the Performance Units, you agree to comply with all applicable Brazilian laws and report and pay any and all applicable Tax-Related Items associated with the vesting and settlement of the Performance Units (including any Dividend Equivalents), the sale of any Shares acquired under the Plan, and the receipt of any dividends.
Notifications
Foreign Asset/Account Reporting Information. If you are a resident or domiciled in Brazil, you will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$1,000,000 on December 31 of each year. The assets and rights that must be reported include Shares acquired under the Plan and may include Performance Units and Dividend Equivalents. You should consult with your advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the Plan.
Tax on Financial Transaction (“IOF”). Cross-border financial transactions relating to the Performance Units (including any Dividend Equivalents) may be subject to the IOF (tax on financial transactions). You are solely responsible for complying with any applicable IOF arising from your participation in the Plan and are encouraged to consult with your personal tax advisor for additional details.

SWITZERLAND
Notifications
Securities Law Information. Because participation in the Plan is considered a private offering in Switzerland, it is not subject to registration in Switzerland. Neither this document nor any other materials relating to the Plan (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an Employee of the Company or Employer, or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (“FINMA”).

UNITED STATES

Exhibit 10.4
Notifications
Foreign Asset/Account Reporting Information. The Foreign Account Tax Compliance Act (“FATCA”), pertains to U.S. citizens and/or U.S. taxpayers who participate in or hold equity-based awards (e.g., stock options, Performance Units, RSUs) in one or more long-term incentive compensation plans offered by the Company. Under FATCA, the Company is considered a “non-U.S. issuer” with the result that you may have reporting obligations on Form 8938 when filing your annual income tax return. Information regarding Form 8938 is available at http://www.irs.gov/pub/irs-pdf/i8938.pdf.
These reporting obligations apply to the extent the aggregate value of your holdings (when aggregated with other specified foreign financial assets held by you) exceed certain thresholds. The threshold amounts of the value of the equity holdings (and other foreign assets) that trigger the reporting obligations depend on your filing status (e.g., unmarried/married filing separately) and whether you reside in the U.S. or outside of the U.S. Shares issued by a non-U.S. issuer that are held in a financial account maintained by a U.S. financial institution (such as a brokerage firm) are not subject to these reporting requirements. However, it is not clear under current guidance whether rights to acquire Shares, such as Performance Units (i.e., as opposed to Shares you own), are eligible for this exception. You are encouraged to consult your personal tax advisor to determine whether these FATCA reporting requirements apply to you as a result of your equity holdings in the Company, including the Performance Units or Shares you acquire under the Plan.

Exhibit 10.4
EXHIBIT B

Performance Level*	Value	% Target Payout

100% – Run-Rate Cost Synergies
Below Threshold	Less than $[***]M	0%
Threshold	$[***]M	25%
Target	$[***]M	100%
Maximum	$[***]M or Greater	200%
*Results that fall between performance levels will be interpolated on a straight-line basis